                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              VERILINK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              VERILINK CORPORATION
                                145 Baytech Drive
                           San Jose, California 95134
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 1999

The Special Meeting of Stockholders (the "Special Meeting") of Verilink Corporation (the "Company"), will be held at the Company's corporate offices located at 145 Baytech Drive in San Jose, California on Tuesday, June 22, 1999, at 10:00 a.m. Pacific Daylight Time, for the following purposes:

               1. To ratify and approve an amendment to the Company's Amended and Restated 1993 Stock Option Plan to increase the number of shares reserved for issuance thereunder from 5,050,000 shares to 6,050,000 shares;

               2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

        The Board of Directors has fixed the close of business on May 10, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any postponement or adjournment thereof.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                            By Order of the Board of Directors,

                                            /s/ Graham G. Pattison
                                            ------------------------------------
                                            Graham G. Pattison
                                            President, Chief Executive Officer
                                            and Director

San Jose, California
May ___, 1999

                                MAILED TO STOCKHOLDERS ON OR ABOUT MAY ___, 1999


                              VERILINK CORPORATION
                                145 Baytech Drive
                           San Jose, California 95134

                             ----------------------

                                 PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at a Special Meeting of Stockholders to be held on Tuesday, June 22, 1999, at 10:00 a.m. Pacific Daylight Time, at the Company's corporate offices located at 145 Baytech Drive, San Jose, California and any adjournment or postponement thereof (the "Special Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Special Meeting.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

        The close of business on May 10, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had ________________ shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting of a majority, or _________ of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

        An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Special Meeting, and an employee of the Company will tabulate votes cast in person at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.


                                 PROPOSAL NO. 1

                     APPROVAL AND RATIFICATION OF AMENDMENT
             TO THE COMPANY'S AMENDED AND RESTATED 1993 OPTION PLAN

        The Company's stockholders are being asked to act upon a proposal to approve the action taken by the Board of Directors on April 13, 1999 amending the Company's Amended and Restated 1993 Stock Option Plan (the "Option Plan") to increase the number of shares authorized for issuance under the Option Plan by 1,000,000 shares, from 5,050,000 to an aggregate of 6,050,000 shares. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy.

PROPOSED AMENDMENT

        Increase in Available Shares. The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Option Plan is necessary for the Company to remain competitive in its compensation practices. A significant number of shares available for issuance under the Option Plan were used for option grants in connection with the Company's acquisition of TXPort, Inc. in November 1998, and in connection with the employment of the Company's new President and Chief Executive Officer in April 1999. As of the Record Date, there were remaining approximately _________________ shares authorized and available for issuance under the Option Plan. In the absence of an increase in the available shares, after the issuance of the remaining authorized shares, no additional shares will be available for future option grants under the Option Plan, except to the extent that shares become available upon terminations or cancellation of outstanding options. For these reasons, the Board of Directors has approved an amendment to the Option Plan to increase the number of shares of Common Stock of the Company available for issuance thereunder by 1,000,000 shares, from 5,050,000 to an aggregate of 6,050,000 shares.

AMENDED PLAN BENEFITS

        As of the date of this Proxy Statement, no non-employee directors ("Outside Directors") and no associates of any director, executive officer or nominee for director has been granted any options subject to shareholder approval of the proposed amendment. The benefits to be received pursuant to the Option Plan amendment by the Company's directors, executive officers and employees are not determinable at this time.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE COMPANY'S OPTION PLAN.

        A general description of the principal terms of the Option Plan is set forth below. Although the Company believes that the following description provides a fair summary of the material terms of the Option Plan, the description is qualified in its entirety by the text of the Option Plan, including the amendment proposed to be approved by the stockholders. Unless marked otherwise, proxies received will be voted FOR the approval and ratification of the proposed amendment to the Option Plan.

GENERAL DESCRIPTION OF OPTION PLAN.

        The following summary of the Option Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

        The Company's Option Plan was initially approved by the Board of Directors in March 1993 and initially approved by the stockholders in November 1993. In September 1996 the Board of Directors approved, and in November 1996 the stockholders ratified an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares from 3,300,000 to 4,050,000 shares. In July 1998 the Board of Directors approved, and in November 1998 the stockholders ratified an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares from 4,050,000 to 5,050,000 shares. As of May 10, 1999, the number of executive officers, employees, consultants and directors of the Company and its subsidiaries that were eligible to receive grants under the Option Plan was approximately ____ persons. Options to purchase ______________ shares had been granted under the Option Plan of which options to purchase ___________________ shares were outstanding

        The purpose of the Option Plan is to create additional incentives for the Company's employees (including employees of any subsidiaries of the Company) and others who perform substantial services to the Company and to promote the financial success and progress of the Company by providing an opportunity to purchase shares of the Company's Common Stock pursuant to the exercise of options granted under the Option Plan. The Company may grant options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. ISOs may be granted to employees (including officers and directors who are employees) of the Company, and employees who hold certain outstanding options issued under the Company's 1983 Stock Option Plan and 1989 Directors Stock Option Plan (the "Prior Plans"), both of which Prior Plans have been terminated. Nonqualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company and holders of certain outstanding options issued under the Prior Plans.

        In April 1996, the Option Plan was amended to provide for automatic nonqualified option grants of 30,000 shares ("Automatic Grants") to Directors who are not officers of the Company ("Non-Employee Directors") upon each Non-Employee Director's election and re-election to the Board of Directors. Automatic grants will vest in equal annual amounts over a three-year period following the date of grant. Non-Employee Directors who are elected between Special Meetings will receive a ratable Automatic Grant. The exercise price of options granted to Non-Employee Directors will be the fair market value on the date of grant. Non-Employee Directors may not receive grants under the Option Plan other than Automatic Grants.

        The Board of Directors or a committee designated by the Board of Directors is authorized to administer the Option Plan in a manner that complies with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Currently, the Option Plan is being administered by the Board of Directors, which determines which eligible individuals are granted options and the terms of such options, including the exercise price, number of shares subject to the option and the vesting and exercisability thereof; provided, the maximum term of an ISO granted under the Option Plan may not exceed 10 years.

        The exercise price of an ISO granted under the Option Plan must equal at least 100% of the fair market value of the subject stock on the grant date and the exercise price of all nonqualified stock options must equal at least 85% of the fair market value of the subject stock on the grant date. With respect to any participant who owns more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of any option granted must equal at least 110% of the fair market value on the grant date and, if the option granted is an ISO, the maximum term of such ISO may not exceed 5 years. The aggregate fair market value on the date of grant of the stock for which ISOs are exercisable for the first time by an employee of the Company or an affiliate during any calendar year may not exceed $100,000.

        Nonqualified stock options and ISOs granted under the Option Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the annual rate of 25% of the total shares granted on the anniversary of the grant date, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option under the Option Plan, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares.

        Nonqualified and incentive stock options granted under the Option Plan are not transferable other than by will or the laws of descent or distribution, and each option that has not yet expired is exercisable only by the recipient during such person's lifetime, or for 12 months thereafter by the person or persons to whom the option passes by will or the laws of descent or distribution. The Option Plan may be amended at any time by the Board of

Directors, although certain amendments require stockholder approval. The Option Plan will terminate on March 1, 2003 unless earlier terminated by the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

        The following summarizes only the federal income tax consequences of stock options granted under the Option Plan. State and local tax consequences may differ.

        The grant of a nonqualified stock option under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Subject to the requirements of reasonableness and satisfaction of any withholding obligation, the Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more or not more than one year, respectively, following exercise. The Company does not receive a tax deduction for any such gain. The maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6% and the maximum rate at which long-term capital gains are taxed for most types of property is 20%.


        The grant of an incentive stock option ("ISO") under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised and shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

        If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on the holding period. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee (subject to the requirements of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation).

        The "spread" under an ISO -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

        Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible to the Company only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by Section 162(m) of the Code, including the establishment of a maximum number of shares which may be granted to any one employee during a specified time period. The Company has established the maximum number of shares with respect to which options can be granted. Those limits are 200,000 shares per fiscal year, with a 400,000 share limitation for grants to new hires.

        The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Option Plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of May 10, 1999 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see "Executive Compensation") and (d) all current executive officers, directors and nominees for director who beneficially own shares, as a group.


                                                                   NUMBER OF    PERCENTAGE
                                                                    SHARES       OF SHARES
                                                                 BENEFICIALLY  BENEFICIALLY
                    NAME OF BENEFICIAL OWNER                       OWNED(1)      OWNED(2)
                    ------------------------                     ------------  ------------
Leigh S. Belden (3).............................................
Steven C. Taylor (4)............................................
Beltech, Inc.(5)................................................
Oliver Corporation (6)..........................................
Wellington Management Co. (7)...................................
Howard Oringer (8)..............................................
Henry L. Tinker (9).............................................
John C. Batty (10)..............................................
Robert F. Griffith (11).........................................
David L. Lyon (12)..............................................
Graham G. Pattison (13).........................................
John A. McGuire (14)............................................
John E. Major...................................................


All executive officers and directors as a group (15 persons)(15)

--------------
*     Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 10, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 145 Baytech Drive, San Jose, California 95134.

(2) Percentage beneficially owned is based on ____________ shares of Common Stock outstanding as of May 10, 1999.

(3) Includes (a) 1,322,369 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,550 shares owned by Baytech

      Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; (c) 746,208 shares owned by trusts for minor children of Mr. Belden; and (d) 1,000,000 shares owned by Beltech Corporation, a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Mr. Belden disclaims beneficial ownership as to 746,208 of these shares. Also includes options to purchase ____________ shares exercisable within 60 days of May 10, 1999.

(4) Includes (a) 1,290,514 shares owned by Steven C. Taylor, individually, and by Steven C. Taylor and Suzanne E. Taylor, Trustees of Steven and Suzanne Taylor Living Trust Agreement Dated June 2, 1988; (b) 1,550 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest; (c) 800,000 shares owned by the Oliver Corporation, a Nevada corporation of which Mr. Taylor is a Director and President and the Steven and Suzanne Taylor Living Trust Agreement Dated June 2, 1988 is the sole shareholder.

(5)   Beltech, Inc., 940 Southwood Blvd., Suite 201, Incline Village, NV 89452.

(6)   Oliver Corporation, 940 Southwood Blvd., Suite 201, Incline Village, NV
      89452.

(7) As reported in a Schedule 13G filed by Wellington Management Co., as of December 31, 1997, includes 777,500 shares as to which Wellington Management Co. shared voting and sole investment power. Wellington Management Co., 75 State Street, Boston, MA 02109

(8) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(9) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(10) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(11) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(12) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(13) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(14) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

(15) Includes options to purchase _____________ shares exercisable within 60 days of May 10, 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

   The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


   The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 1998 of (i) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company who were serving as such at 1998 fiscal year end (collectively, the "Named Officers"), as well as the total compensation paid to each Named Officer for the Company's two previous fiscal years, if applicable. Mr. Pattison the Company's current Chief Executive Officer was not employed by the Company during and received no compensation during the 1998 fiscal year.

                                                                                               LONG-TERM
                                                            ANNUAL COMPENSATION               COMPENSATION
                                                   ---------------------------------------    ------------
                                                                                 OTHER         SECURITIES
                                                                                 ANNUAL        UNDERLYING        ALL OTHER
                                     FISCAL        SALARY          BONUS      COMPENSATION       OPTIONS        COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR         ($) (1)        ($) (2)        ($) (3)         (#) (4)             ($)
                                    --------       --------       --------    ------------    ------------      ------------
Leigh S. Belden .............           1998       $245,000       $     --       $     --             --         92,820(5)
  President, Chief Executive            1997        245,000             --             --             --         21,923(5)
  Officer and Director                  1996        245,000             --         50,000             --         86,300(5)

Steven C. Taylor ............           1998        245,000             --             --             --         67,764(5)
  Chief Technical Officer,              1997        245,000             --             --             --         36,666(5)
  Vice Chairman of the                  1996        245,000             --         45,400             --         83,800(5)
  Board of Directors

Robert F. Griffith ..........           1998        180,000         80,000             --         10,000         65,816(6)(7)
  Vice President, Sales                 1997        180,000         80,000             --         30,000         33,757(6)(7)
                                        1996          6,923             --             --        115,000             --

Henry L. Tinker .............           1998        179,000         25,000             --         60,000         83,764(6)(8)
  Vice President, Operations.           1997        179,000             --             --        150,000         41,922(6)
                                        1996        179,000         27,000             --             --         28,700(6)

John C. Batty ...............           1998        180,000         30,000             --         10,000         32,823(6)
  Vice President, Finance and           1997         20,077             --             --        100,000          1,540(6)
  Chief Financial Officer               1996             --             --             --             --             --


(1) The amounts disclosed in this column include amounts deferred by the Named Executive Officers pursuant to the Company's 401 (k) Investment/Retirement Plan (the "401 (k) Plan").

(2) The amounts disclosed in this column represent bonus amounts in the year earned.

(3) The amounts disclosed in in this column represent amounts paid by the Company as reimbursement for the payment of income taxes.

(4) The stock options listed in the table include the options to purchase Common Stock of the Company.

(5) This amount primarily represents life insurance premiums, retirement benefits, reimbursement of medical expenses, auto lease or auto allowances and operating expenses paid by the Company.

(6) This amount primarily represents auto lease or auto allowances and operating expenses, 401(k) Plan matching contributions, life insurance premiums and reimbursement of medical expenses paid by the Company.

(7) Additionally, includes payment by Company of relocation expenses in the amounts of $43,064 for fiscal year 1998 and $10,000 for fiscal year 1997.

(8) Additionally, includes payment by Company of housing expenses in the amount of $36,000.



                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table provides certain information with respect to the grant of stock options under the Company's Amended and Restated 1993 Stock Option Plan (the "Plan") to each of the Named Executive Officers during the fiscal year ended June 28, 1998.

                                                                                            POTENTIAL REALIZABLE VALUE
                                 NUMBER OF    % OF TOTAL                                     AT ASSUMED ANNUAL RATE OF
                                SECURITIES     OPTIONS                                        STOCK APPRECIATION FOR
                                UNDERLYING    GRANTED TO      EXERCISE                           OPTION TERM (1)
                                 OPTIONS     EMPLOYEES IN     PRICE PER      EXPIRATION     --------------------------
          NAME                   GRANTED      FISCAL YEAR       SHARE           DATE            5%             10%
-------------------------       ---------    ------------     ---------      ----------     ---------       ----------
Leigh S. Belden .........             --             --              --             --             --             --
Steven C. Taylor ........             --             --              --             --             --             --
Robert F. Griffith ......         10,000           1.64%       $  6.750       12/02/07       $ 42,500       $107,580
Henry L. Tinker .........         10,000           1.64%          6.750       12/02/97         42,500        107,580
                                  50,000           8.21%          6.375       01/07/08        200,460        508,005
John C. Batty ...........         10,000           1.64%          6.750       12/02/07         42,500        107,580

----------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

   The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in fiscal year 1998, and unexercised options held as of June 28, 1998, by the Named Executive Officers.

                                                                           NUMBER OF
                                                                      SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                SHARES                                  FISCAL YEAR END (#)              FISCAL YEAR END($)(2)
                              ACQUIRED ON          VALUE         ------------------------------    -------------------------------
          NAME                EXERCISE (#)     REALIZED(1)($)    EXERCISABLE      UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
-------------------------     ------------     --------------    -----------      -------------    -----------       -------------
Leigh S. Belden .........            --                --                --                --              --                --
Steven C. Taylor ........            --                --                --                --              --                --
Robert F. Griffith ......            --                --            64,999            90,001        $ 43,124          $ 58,126
Henry L. Tinker .........            --                --            95,833           114,167              --           108,750
John C. Batty ...........            --                --            29,166            80,834          72,915           192,085
                               --------          --------          --------          --------        --------          --------

(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and $8.25, the price per share of the underlying shares of Common Stock, as reported on the Nasdaq National Market on June 26, 1998 (the last trading day of fiscal year 1998).


DIRECTOR COMPENSATION

        Howard Oringer and David Lyon each received a fee of $10,000 per month pursuant to oral consulting agreements with the Company during 1998. All Non-employee Directors receive quarterly retainer fees ranging from $4,000 to $11,000 depending upon their duties, fees of $2,000 for each Board and Strategy Committee meeting and fees of $500 for each Audit Committee and Compensation Committee meeting. Non-employee Directors also receive automatic grants under the Verilink Corporation Amended and Restated 1993 Stock Option Plan (the "1993 Option Plan") of options to purchase 30,000 shares upon election and re-election to the Board which options vest in equal annual amounts over a three-year period following the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal year 1998, Mr. Oringer, Chairman of the Company's Board of Directors and a consultant to the Company, and Dr. Lyon, a consultant to the Company, served as members of the Compensation Committee.

CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENTS

        The Company has entered into a Change of Control Severance Benefits Agreement (the "Agreement") with the following executive officers: Graham G. Pattison, President and Chief Executive Officer; John C. Batty, Vice President Finance and Chief Financial Officer; Thomas A. Flak, Vice President Marketing; Robert F. Griffith, Vice President Sales; Stephen G. Heinen, Vice President, Engineering; Andrea C. Potts, Vice President Human Resources; Stephen M. Tennis, Vice President, General Counsel; and Henry L. Tinker, Vice President Operations, Steven E. Turner, Vice President, Strategic Business Unit, Huntsville. All capitalized terms in the description below have the same meaning as in the Agreement. Under the terms of the Agreement if the executive's employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 24 months following a Change of Control, the termination will be a Covered Termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a Covered Termination may be extended, and (iii) continue Welfare Benefit coverage for the executive and his covered dependents under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the Covered Termination, for one (1) year following the Covered termination. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute an Employee Agreement and Release (the "Release"). Such Release shall specifically relate to all of the executive's rights and claims in existence at the time of such execution and shall confirm the executive's obligations under the Company's standard form of proprietary information agreement.



REPORT OF THE COMPENSATION COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

        In determining the officers' compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other high technology companies of similar revenues, profitability and growth rates among other factors. The Compensation Committee adopted a Key Employee Incentive Plan designed to reward the Company's executive officers if certain corporate financial goals and individual performance goals were achieved in fiscal 1998. No payments were made under the plan as the Company failed to meet the minimum threshold for such payments. Nonetheless, the Compensation Committee believed that certain executive officers had made significant contributions to the Company during fiscal 1998 and awarded non-plan bonuses to such officers.

        The Compensation Committee is currently composed of Mr. Oringer and Dr. Lyon. In addition to administering the 1993 Option Plan and the 1996 Purchase Plan, the Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company's executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer's compensation during each fiscal year.

        No member of the Compensation Committee is a former or current officer or employee of the Company.

        Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. For the fiscal year ended June 28, 1998, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal 1999.

                                  Compensation Committee

                                  Howard Oringer
                                  David L. Lyon, Ph.D.
October 20, 1998

PERFORMANCE GRAPH

        The following chart compares the cumulative total stockholder return on the Company's Common Stock since the date of the Company's initial public offering on June 10, 1996 (the "IPO") through the end of the Company's last fiscal year (June 28, 1998), with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Hambrecht & Quist Technology Index during the same period. The comparison assumes $100 was invested on June 10, 1996 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                               [PERFORMANCE GRAPH]



                                10-Jun-96   Jun-96    Sep-96    Dec-96    Mar-97    Jun-97    Sep-97    Dec-97    Mar-98    Jun-98
                                ---------   ------    ------    ------    ------    ------    ------    ------    ------    ------
Verilink Corporation                 100       159       153       208        38        67        58        38        69        52
Nasdaq Stock Market (U.S.)           100        97       100       105        99       117       137       129       151       155
Hambrecht & Quist Technology         100        95       101       108       103       124       150       127       153       157


        This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.



                                  OTHER MATTERS

        The Board of Directors knows of no other business which will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares be represented.

        Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.


                                            By Order of the Board of Directors


                                            /s/ Graham G. Pattison
                                            ------------------------------------
                                            Graham G. Pattison
                                            President, Chief Executive Officer
                                            and Director

May ___, 1999
San Jose, California